EXHIBIT 99.1

Seven Arts Entertainment Inc. Announces Results of Operations for the Quarter Ended September 30, 2012 and Resignation of David Michery From the Board of Directors

LOS ANGELES, Nov. 19, 2012 (GLOBE NEWSWIRE) -- Seven Arts Entertainment Inc. (OTCQB:SAPX) ("Seven Arts" or the "Company") today announced its results of operations for the quarter ended September 30, 2012. The Company reported a gross profit of $281,385 on total revenue of $1,157,038 for the quarter ended September 30, 2012, compared to a gross profit of $113,397 on revenues of $592,541 for the quarter ended September 30, 2011. The increase was due to the accrual of the sales of DMX's album "Undisputed" released September 11, 2012 through the end of the quarter. The Company's net loss increased to $1,357,621 from $982,288 because of an increase of interest expense to $969,058 from $413,800.

David Michery has also resigned from the board of directors but will continue as a consultant to the Company and be responsible for all music operations of the Company.

Chief Executive Officer Peter Hoffman stated, "We are pleased to have improved our gross profit and total revenue in the quarter ended September 30, 2012 from the comparable quarter of last year. We recorded $921,195 in revenue for our new recorded music division for the 2012 fiscal year, which reflects the results of our first release, DMX's album Undisputed on September 11, 2012.

"Film revenue for the quarter decreased to $229,393 from $592,541 in last year's equivalent quarter, as that previous quarter included the release of The Pool Boys which was a substantially bigger film than this year's release of the art film Drunkboat. The Company has revised its production strategy to reflect continued reductions in film revenue from video and ancillary distribution.

"Seven Arts' production and post-production facility at 807 Esplanade Avenue in New Orleans is now in operation and the Company recorded $6,450 in revenue from its first film in residence at the facility and expects increasing revenues in succeeding quarters.

"The Company continued with its program of reducing indebtedness and increasing stockholder equity. Seven Arts expects to make substantial reductions in funded debt this fiscal year and reduced interest expense in future periods."

Mr. Hoffman continued, "We believe Seven Arts is poised for substantial growth in this and subsequent fiscal years, particularly when we are able to complete development and produce Winter Queen and Neuromancer. We appreciate the support of all our stockholders despite a difficult trading market in our shares as discussed in my recent letter to stockholders. We expect that our stock price will recover as results of operation are achieved."

Selected Financial Data
(in $ 000's, except per share data)

Summary Profit and Loss Data	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011

Total Revenue	$1,157	$593

Cost of Revenue	$(876)	$(479)

Gross Profit	$281	$113

Operating Expenses	$(670)	$(682)

Operating Loss	$(389)	$(568)

Net Interest Expense/Income	$(976)	$(414)

Income/(Loss) Before Taxes	$(1,358)	$(982)

Provision for Taxes	$0	$0

Net Income/(Loss)	$(1,358)	$(982)

Weighted Average Common Shares used in Earnings/(loss) per share calculation
Basic (in 000's)	2,493	100
Diluted (in 000's)	2,493	100

Earnings /(loss) Per Share – Basic	$(.54)	$(9.81)
Earnings/ (loss) Per Share - Diluted	$(.54)	$(9.81)

Balance Sheet Data	September 30, 2012	June 30, 2012

Total Assets	$34,409	$32,923

Total Loans Payable	$13,891	$13,288

Stockholders' Equity	$13,456	$13,449

About Seven Arts Entertainment Inc.:

Seven Arts Entertainment Inc. is the successor to Seven Arts Pictures Plc, which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Cautionary Information Regarding Forward-Looking Statements.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated. The information contained in this release is as of November 19, 2012. Seven Arts assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Seven Arts Entertainment Inc.
Peter Hoffman
323-372-3080